UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Athira Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Athira Mails Letter to Shareholders Emphasizing the Company’s Strong Position

and Qualified Board as it Enters Pivotal Chapter

Urges Shareholders to Vote “FOR” Athira’s Highly Qualified, Independent Director Nominees – Joseph

Edelman, John M. Fluke, Jr. and Grant Pickering – on the WHITE Proxy Card

BOTHELL, WA, May 5, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today mailed a letter to shareholders emphasizing the company’s strong position and purpose-built board for the next phase in Athira’s evolution.

Athira’s board and leadership team are focused on advancing its clinical trials so that the company can bring its lead drug candidate, fosgonimeton (ATH-1017), and the other molecules in Athira’s pipeline to patients and continue creating shareholder value. Under the current board of directors and leadership team, Athira is delivering on its target milestones, with key clinical event catalysts on the horizon:

•	Poised to report topline results from Athira’s Phase 2 ACT-AD study by the end of the second quarter of 2022.

•	Targeting full enrollment of the LIFT-AD Phase 3 study for the third quarter of 2022, with topline data expected in the first half of 2023.

•

Dosed the first patient in the SHAPE Phase 2 clinical trial of fosgonimeton in Parkinson’s disease dementia and Dementia with Lewy Bodies in January 2022. Positive results from this proof-of-concept trial would strengthen the potential pan dementia utility of fosgonimeton and increase understanding of the mode of action.

•

Continuing to progress Athira’s pipeline, including the ongoing Phase 1 clinical trial for ATH-1020, Athira’s novel, orally available, brain-penetrant small molecule, which was launched in the first quarter after receiving U.S. Food and Drug Administration clearance for the Investigational New Drug application in January 2022.

Athira’s board members have the right skills that have helped the company navigate significant challenges and remain focused on advancing the company’s strategy for the benefit of Athira’s patients, caregivers and shareholders.

Mr. Kayne’s inconsistent agenda threatens to impede Athira’s progress at a pivotal time for the company and its patients. His criticisms of Athira have also demonstrated a troubling lack of understanding of drug development, regulatory approval and commercialization. Athira’s board urges shareholders not to be fooled by his misguided platform and unanimously recommends that they vote “FOR” Athira’s directors Messrs. Edelman, Fluke and Pickering on the WHITE proxy card today.

The full text of the letter follows:

May 5, 2022

Dear Fellow Shareholder,

Athira’s Annual Meeting is fast approaching, and we are writing to ask for your support for our three highly qualified, independent director nominees – Joseph Edelman, John M. Fluke, Jr. and Grant Pickering.

Your board and leadership team are focused on advancing Athira’s clinical trials so that we can bring our lead drug candidate, fosgonimeton (ATH-1017), and the other molecules in our pipeline to patients and continue creating shareholder value. We are on track to report topline results from the Phase 2 ACT-AD study by the end of the second quarter of 2022. We are confident that we have the right board of directors and the right leadership team in place to continue building on our momentum.

Richard A. Kayne is pursuing a misguided, unnecessary and distracting proxy contest that has the potential to disrupt our progress at a pivotal moment in our history. Mr. Kayne’s positions are not aligned with the interests of Athira’s shareholders. Mr. Kayne’s proxy contest:

•	Would not result in directors with new skills joining the board – and may very well result in the loss of critical skills and experience that are continuing to help position Athira for success; and

•	Is the latest step in Mr. Kayne’s self-serving campaign to install himself as a director.

Mr. Kayne is wrong in his criticisms of Athira’s board and management, and he and his nominee (who is receiving $100,000 from Mr. Kayne to serve as a nominee) are the wrong people to help Athira at this critical time.

With millions of patients impacted by Alzheimer’s disease (AD) dementia and Parkinson’s and Lewy Body dementia, the stakes are high. Your vote is extremely important.

To support us in the continued execution of our strategy, vote today “FOR” Messrs. Edelman, Fluke and Pickering on the enclosed WHITE proxy card.

ATHIRA IS WELL-POSITIONED AS WE ENTER A PIVOTAL CHAPTER

Our highest priority is advancing fosgonimeton through clinical trials and securing regulatory approval for the treatment of AD. Under the current board of directors and leadership team, Athira is delivering on our target milestones, with key clinical event catalysts on the horizon:

•	We are poised to report topline results from our Phase 2 ACT-AD study by the end of the second quarter of 2022.

•	We are targeting full enrollment of the LIFT-AD Phase 3 study for the third quarter of 2022, with topline data expected in the first half of 2023.

•	We dosed the first patient in the SHAPE Phase 2 clinical trial of fosgonimeton in Parkinson’s disease dementia and Dementia with Lewy Bodies in January 2022.

•

We are continuing to progress our pipeline, including our ongoing Phase 1 clinical trial for ATH-1020, our novel, orally available, brain-penetrant small molecule, which we launched in the first quarter after receiving U.S. Food and Drug Administration clearance for the Investigational New Drug application in January 2022.

We have the right strategy, as well as the right leadership team and board of directors, to position fosgonimeton for success.

THE ATHIRA BOARD IS PURPOSE-BUILT FOR THIS PHASE IN ATHIRA’S EVOLUTION

Our board members have the right skills. They have helped us navigate significant challenges – including when we were presented with questions about data integrity in our former CEO’s doctoral research papers – and will continue to guide us as we enter our next critical chapter. Our director nominees are focused on advancing Athira’s best interests.

•

Joseph Edelman has more than 20 years of experience as an investor and advisor to small and mid-sized biotech companies and significant operational experience as the founder, CEO and portfolio manager at Perceptive Advisors. Perceptive Advisors is Athira’s largest shareholder – with a nearly 10% ownership stake. Mr. Edelmen believes in Athira: we are Perceptive’s only AD investment. Mr. Edelman is deeply engaged as a director and, given Perceptive’s substantial ownership position, his interests are fully aligned with other shareholders.

•

John M. Fluke, Jr. has more than 40 years of executive leadership and board experience at many successful companies, including Fluke Capital Management, L.P., PACCAR Inc., CellCyte Genetics Corporation, Cell Therapeutics, Primus International and American Seafoods Group. Mr. Fluke provides a valuable perspective that is informed by his deep knowledge of Athira and its people.

•

Grant Pickering has more than 30 years of experience across vaccine and immunotherapeutic drug development and commercialization and significant executive leadership experience as co-founder, CEO and director of Vaxcyte, Inc., former CEO of Mymetics Corp. and former CEO and director of Juvaris BioTherapeutics.

With respect to Mr. Pickering in particular: he joined the board this year after originally being recommended by Mr. Kayne. Mr. Pickering shares the rest of the board’s view that Mr. Kayne is running a costly and unnecessary proxy contest that is not in the best interests of all shareholders.

Prior to the IPO, the board added Jim Johnson as a director. Mr. Johnson is a longtime chief financial officer at multiple biotechnology companies with extensive experience in accounting, financial planning, capital allocation and business development. Shortly after the IPO, the board recruited Kelly Romano, who has extensive global experience managing multi-billion-dollar organizations, and Barbara Kosacz, who has decades of legal, business development and operational expertise in the biopharma industry, as directors.

Tadataka “Tachi” Yamada, M.D., Athira’s former board chairman, held many senior executive positions and had an illustrious career in drug discovery, clinical development and commercialization. Dr. Yamada’s sudden passing, so closely on the heels of learning of allegations regarding our former CEO, Leen Kawas, Ph.D. left large shoes to fill. The board of directors recognized the need to bolster its composition, and the board took decisive action to add Mr. Pickering and Michael Panzara, M.D., MPH, an internationally recognized leader in the development and commercialization of first-in-class neurology drugs with more than 20 years of experience.

The Athira board unanimously believes we have the right leadership team and that continuity is important at this pivotal moment in Athira’s history. Our CEO, Mark Litton, M.B.A., Ph.D. has significant executive leadership, clinical development, commercialization, operational, regulatory, legal and risk management, finance and business development experience honed over more than 25 years in the biopharmaceutical industry. Under Dr. Litton’s leadership, Athira has delivered on target milestones, and the board admires the culture of collaboration that Dr. Litton has fostered since being appointed CEO. Dr. Litton is supported by an outstanding leadership team that is efficiently and effectively executing its operational plan. This team includes executives with extensive clinical development, regulatory, commercialization, and launch experience. Athira is positioned to report topline results from our Phase 2 ACT-AD study by the end of the second quarter of 2022.

Mr. Kayne’s recent announcement related to a proposed CEO candidate for Athira – a candidate who has been out of a full-time industry role for nearly 15 years, does not appear to have held any leadership roles beyond clinical development, and is one of Mr. Kayne’s business associates at the investment fund that Mr. Kayne founded with our former CEO – is another example of Mr. Kayne’s continued effort to distract and disrupt Athira. We do not believe that Mr. Kayne’s proposed candidate would be qualified for the CEO position at any public biotech company.

MR. KAYNE IS ADVANCING AN INCONSISTENT AGENDA

In our months of interactions with Mr. Kayne, he has always been consistent about his desire for a formal role at Athira for Dr. Kawas. Suddenly, however, Mr. Kayne has dropped his insistence on a role for Dr. Kawas, saying only that Dr. Kawas has “moved on.” This is a stunning flip-flop on what has always been one of Mr. Kayne’s core demands. Shareholders should have no confidence that Mr. Kayne will not flip-flop again and return to his distracting campaign to find a role at Athira for Dr. Kawas. Dr. Kawas has since “moved on” to being business partners with Mr. Kayne, announcing the launch of their new investment company in March – at the same time that Mr. Kayne was advocating for Athira to resume a relationship with Dr. Kawas.

Make no mistake: an investigation, led by an independent committee of Athira directors, determined that Dr. Kawas altered images in her 2011 doctoral dissertation and at least four research papers that she co-authored while she was a graduate student at Washington State University. At the conclusion of the investigation, Dr. Kawas resigned as CEO and stepped down from the board. Mr. Kayne may think that this type of behavior is acceptable, but even Dr. Kawas’s most ardent supporters call her actions to alter images “totally inappropriate.”1

[1]	Joseph Harding, Ph.D., Dr. Kawas’s doctoral dissertation advisor at Washington State University. Permission to use quotation neither sought nor obtained.

MR. KAYNE HAS NONE OF THE EXPERIENCE NEEDED TO GUIDE ATHIRA AT THIS STAGE

Before launching the proxy contest, Mr. Kayne criticized the Athira board for expanding the LIFT-AD trial and for launching the SHAPE Phase 2 clinical trial. Consistent with our commitment to engage constructively with shareholders, we explained to Mr. Kayne how we arrived at these decisions and why we believe that they are in the best interests of patients and shareholders. Mr. Kayne’s criticisms of these important clinical trials underscore in our minds his lack of understanding of drug development, regulatory approval and commercialization. Simply put: Mr. Kayne has none of the experience needed to help Athira at this stage. For the benefit of all shareholders, we share our views on these trials here:

•

Expanding the LIFT-AD trial: The single best strategic choice that we can make for Athira and its shareholders and patients is to position fosgonimeton for regulatory approval for the treatment of AD. To do that, we aligned on an approach with the FDA at the end of 2019, which entails establishing the drug’s safety and efficacy in double-blind placebo-controlled studies. Increasing the sample size for the LIFT-AD study strengthens the statistical power of co-key secondary endpoints, enhancing the potential for the submission and approval of a New Drug Application with the FDA based on a single pivotal clinical study.

•

Launching the SHAPE Phase 2 clinical trial: The SHAPE Phase 2 trial of fosgonimeton for the treatment of Parkinson’s disease dementia and Dementia with Lewy Bodies aligns with the potential uses of proceeds stated in our IPO and provides an opportunity to leverage the investment of effort we have already made in fosgonimeton to potentially address another high unmet medical need. Positive results from this clinical proof-of-concept trial would strengthen the potential pan dementia utility of fosgonimeton and increase confidence in the mode of action.

The above are just two examples of Mr. Kayne’s lack of understanding of Athira, our clinical programs and drug development generally. He and his nominee would not add to the skills on our board, and he has yet to articulate a single strategy that is meaningfully different from the strategy that we are already pursuing.

LEADING PROXY ADVISORY FIRM ISS RECOMMENDS A VOTE ON THE WHITE PROXY CARD

Recently, leading independent proxy advisory firm Institutional Shareholder Services (“ISS”) recommended that shareholders vote on Athira’s WHITE proxy card. In making its recommendation, ISS stated2:

•	“Despite attempting to do so, [Mr. Kayne] has not successfully made the case that the company must effect changes to better weather the binary path it has before it.”

•	“[Mr. Kayne] has not made a compelling standalone case for change on the board.”

We are pleased that ISS recognizes that board change is not warranted.

[2]	Permission to use quotations neither sought nor obtained.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE “FOR” ATHIRA’S THREE NOMINEES ON THE WHITE PROXY CARD TODAY

At the Annual Meeting on May 19, 2022, you will have the opportunity to help shape the future of Athira and protect your investment. We hope that we can count on your support. Your board unanimously recommends a vote on the WHITE proxy card “FOR” Athira’s highly qualified, independent director nominees: Joseph Edelman, John M. Fluke, Jr. and Grant Pickering.

Thank you for your continued support,

Your Athira board of directors

YOUR VOTE IS IMPORTANT!

Follow the instructions on the enclosed WHITE proxy card to vote by telephone, by internet or by signing,

dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email.

Please simply disregard any blue proxy cards that you may receive from Richard Kayne.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at:

1 (877) 456-3510 (toll-free from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Athira. Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Athira.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its pipeline therapeutic candidates, targeting the HGF/MET neurotrophic system, for Alzheimer’s and Parkinson’s disease dementia, Dementia with Lewy bodies and neuropsychiatric indications. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof, including the timing of the ACT-AD and LIFT-AD clinical trials and the timing of the

Phase 2 clinical trial of fosgonimeton for treatment of Parkinson’s disease dementia; interactions with regulators and the timing thereof, including anticipated timing of IND or equivalent submissions; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; the anticipated reporting of data; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the proxy contest at Athira’s annual meeting; the preliminary data for Athira’s fosgonimeton product candidate from the Phase 1a/b trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; future potential regulatory milestones of fosgonimeton and other product candidates, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated; the regulatory process for Athira product candidates; the outcome of legal proceedings that have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; the impact of competition; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contacts:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219

Andy Brimmer / Jamie Moser / Melissa Johnson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449